Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 2 TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

AND

AMENDMENT NO. 1 TO EACH GUARANTY AND SECURITY AGREEMENT

This AMENDMENT NO. 2 TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT AND AMENDMENT NO. 1 TO EACH GUARANTY AND SECURITY AGREEMENT (this “Agreement”) dated as of July 24, 2020 but effective as of the Effective Date (defined below) is by and among Forum Energy Technologies, Inc., a Delaware corporation (the “Parent”; and those additional entities that are parties hereto as borrowers (each, a “US Borrower” and individually and collectively, jointly and severally, the “US Borrowers”)), Forum Canada ULC, an Alberta unlimited liability corporation (“Forum Canada”; and those additional entities that are parties hereto as borrowers (each, a “Canadian Borrower” and individually and collectively, jointly and severally, the “Canadian Borrowers”, and together with the US Borrowers, each a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”)), the Restricted Subsidiaries party hereto (each a “Guarantor” and collectively, the “Guarantors”), the Lenders (as defined below) party hereto, the Swing Line Lenders party hereto, the Issuing Banks party hereto and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Agent”).

RECITALS

A. The Parent, Forum Canada, each other Borrower party thereto, the Agent and the financial institutions party thereto from time to time, as lenders, issuing banks and swing line lenders (collectively, the “Lenders”) are parties to that certain Third Amended and Restated Credit Agreement dated as of October 30, 2017 (as amended by that certain Amendment No. 1 to Third Amended and Restated Credit Agreement dated as of February 3, 2020, and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”).

B. Subject to the terms and conditions of the Credit Agreement (as amended hereby), the Parent may issue new high yield secured convertible notes (the “Secured Notes”) in exchange for all or a portion (but not less than 85%) of its remaining Senior Notes, such that after any such issuance, the aggregate maximum principal amount of the Secured Notes when combined with any Senior Notes outstanding immediately after giving effect to such transactions, do not exceed $328,144,000 (the “Exchange”).

C. Pursuant to clause (s) of the definition of “Permitted Indebtedness” in the Credit Agreement, the Loan Parties are permitted to incur up to $50,000,000 of secured Indebtedness, subject to conditions set forth therein, and the Borrowers have requested that the Agent and the Lenders amend such clause (s) of the definition of “Permitted Indebtedness” in the Credit Agreement to permit secured Indebtedness in the form of the Secured Notes representing all or a portion of the remaining balance of the Senior Notes after giving effect to the Exchange.

D. The Agent and all of the Lenders are willing to amend the Credit Agreement and the other Loan Documents (as such term is defined in the Credit Agreement as amended hereby) to permit the Exchange and the Secured Notes, and provide for other updates to the Credit Agreement and such other Loan Documents, in each case, as provided herein and subject to the terms and conditions set forth herein and the Intercreditor Agreement (as defined herein).

NOW THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Defined Terms. As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein. Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary.

Section 2. Other Definitional Provisions. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation”. Section headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such Section headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 3. Amendment to Credit Agreement.

(a) Section 1.1 (Definitions) of the Credit Agreement is hereby amended as follows:

(1) to add the following defined terms in alphabetical order therein:

“Benchmark Replacement” means, with respect to all Loans denominated in a given currency, the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Agent and the Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body with respect to such currency or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR Rate for syndicated credit facilities denominated in such currency and (b) the applicable Benchmark Replacement Adjustment for such Benchmark Replacement; provided that, if any Benchmark Replacement as so determined would be less than zero, such Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Administrative Borrower giving due consideration to (i)

any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR Rate with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities at such time denominated in the relevant currency.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “US Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR Rate with respect to a given currency: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBOR Rate permanently or indefinitely ceases to provide LIBOR Rate with respect to such currency; or (b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR Rate with respect to a given currency: (a) a public statement or publication of information by or on behalf of the administrator of LIBOR Rate announcing that such administrator has ceased or will cease to provide LIBOR Rate with respect to such currency, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR Rate with respect to such currency, (b) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR Rate, the U.S. Federal Reserve System (or any successor), an insolvency official with jurisdiction over the administrator for LIBOR Rate, a resolution authority with jurisdiction over the administrator for LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR Rate or any other Relevant Governmental Body, which states that the administrator of LIBOR Rate with respect to such currency has ceased or will cease to provide LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR Rate with respect to such currency, or (c) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR Rate announcing that LIBOR Rate with respect to such currency is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Agent or the Required Lenders, as applicable, by notice to the Administrative Borrower, the Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, with respect to all Loans denominated in a given currency, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR Rate and solely to the extent that LIBOR Rate has not been replaced with a Benchmark Replacement with respect to Loans denominated in such currency, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR Rate for all purposes hereunder with respect to Loans denominated in such currency in accordance with Section 2.11(d)(iii) and (y) ending at the time that a Benchmark Replacement has replaced LIBOR Rate for all purposes hereunder with respect to Loans denominated in such currency pursuant to Section 2.11(d)(iii).

“Cash Balance” shall mean, at the close of business on any Business Day, an amount equal to (a) the aggregate amount of cash and Cash Equivalents credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Loan Parties minus (b) without duplication, the sum of (i) any cash set aside to pay in the ordinary course of business amounts then due and owing by the Loan Parties to unaffiliated third parties on account of transactions not prohibited under this Agreement, in each case, for which the Loan Parties have already issued checks or have already initiated wires or ACH transfers in order to pay such amounts, plus (ii) cash or Cash Equivalents of the Loan Parties held in Excluded Accounts.

“Cash Balance Sweep Limit” shall mean (a) with respect to the aggregate Cash Balance of the Loan Parties’ deposit accounts and securities accounts in the United States and Canada, $10,000,000, and (b) with respect to the aggregate US Dollar and US Dollar Equivalent of the Cash Balance of the Loan Parties’ deposit accounts and securities accounts in all jurisdictions (other than the United States and Canada), $10,000,000.

“Early Opt-in Election” means the occurrence of (a)(i) a determination by the Agent or (ii) a notification by the Required Lenders to the Agent (with a copy to the Administrative Borrower) that the Required Lenders have determined that syndicated credit facilities denominated in a given currency being executed at such time, or that include language similar to that contained in Section 2.11(d)(iii) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR Rate with respect to such currency, and (b)(i) the election by the Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Agent of written notice of such election to the Administrative Borrower and the Lenders or by the Required Lenders of written notice of such election to the Agent.

“Exchange” has the meaning given in Recital B of the Second Amendment.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Second Amendment Effective Date among the Agent, the Notes Collateral Agent, the Loan Parties, and any other Person that may become party thereto or, in connection with any Refinancing Secured Notes, such other customary intercreditor agreement in form and substance reasonably satisfactory to the Agent, Required Lenders, and the Administrative Borrower, in each case, as such agreement may be amended, restated, supplemented, replaced or otherwise modified in accordance with the terms thereof and this Agreement.

“Inventory Cap” means, as of any date of determination, the lesser of (a) 80% of the Borrowing Base at the time of calculation thereof in the relevant Borrowing Base Certificate delivered by the Parent hereunder, and (b) initially as of the Second Amendment Effective Date, $130,000,000, as such amount is reduced from time to time in accordance with the proviso hereto; provided that the Inventory Cap described in clause (b) shall decrease by $500,000 upon the first Business Day of each fiscal quarter, commencing with the fiscal quarter beginning October 1, 2020.

“Notes Collateral Agent” means the “collateral agent” or “trustee” or similar Person acting in the capacity as the collateral agent under, and its permitted successors and assigns under, the Secured Notes Documents.

“Refinancing Secured Notes” means refinancings, renewals, or extensions of the Secured Notes (and the Secured Notes Documents, as applicable) so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and accrued interest (including, for the purpose of defeasance, future interest) and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b) such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness,

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(e) such refinancing, renewal, or extension shall be (i) unsecured or (ii)(A) otherwise secured only by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Agent or the Lender Group, (B) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended, and (C) such refinancing, renewal or extension shall be secured only to the extent permitted by this Agreement and shall otherwise be (and the holders thereof and any collateral agent for the holders thereof shall be) subject in all respects to the Intercreditor Agreement, and

(f) the scheduled maturity date of such refinancings, renewals, or extensions shall not be earlier than 91 days after the latest of (i) the Maturity Date in effect at the incurrence of such Indebtedness, (ii) October 30, 2022, and (iii) the scheduled maturity date of the Indebtedness that is refinanced, renewed, or extended.

“Relevant Governmental Body” means, with respect to any given Benchmark Replacement, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (i) the central bank for the currency in which such Benchmark Replacement is denominated, (ii) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (iii) a group of those central banks or other supervisors or (iv) the Financial Stability Board or any part thereof.

“Second Amendment” means the Amendment No. 2 to Third Amended and Restated Credit Agreement dated as of July 24, 2020 among the Parent, the Borrowers, the Guarantors, the Lenders party thereto, the Swing Line Lenders party thereto, the Issuing Banks party thereto and the Agent.

“Second Amendment Effective Date” means the “Effective Date” as defined in the Second Amendment.

“Secured Notes” means the high yield secured convertible notes issued in connection with the Exchange, and otherwise as permitted under clause (s) of the definition of “Permitted Indebtedness”, as the same high yield secured convertible notes may be amended, restated, refinanced (in accordance with the terms and conditions in the definition of Refinancing Secured Notes), supplemented or otherwise modified from time to time, but only to the extent such amendment, restatement, supplement, refinancing or modification is not prohibited under the terms of this Agreement and the Intercreditor Agreement.

“Secured Notes Documents” means all indentures, supplemental indentures, collateral documents and other material documents and other instruments executed and delivered by the Parent in connection with the issuance of the Secured Notes, as the same may be amended, restated, supplemented, refinanced (in accordance with the terms and conditions in the definition of Refinancing Secured Notes), replaced, or otherwise modified from time to time, but only to the extent such amendment, restatement, refinancing, replacement, supplement or modification is not prohibited under the terms of this Agreement and the Intercreditor Agreement.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means, with respect to a given Benchmark Replacement, such Benchmark Replacement excluding the Benchmark Replacement Adjustment for such Benchmark Replacement.

(2) to amend the definition of “ABL Collateral” to add the words “general intangibles,” in clause (d) thereof immediately before the reference to “chattel paper”.

(3) to amend and restate the definition of “Applicable Margin” to read as follows:

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans, LIBOR Rate Loans, or CDOR Rate Loans, as applicable, the applicable margin set forth in Table A below:

TABLE A
“Base Rate Margin”	“LIBOR/CDOR Rate Margin”
1.50 percentage points	2.50 percentage points

(4) to amend and restate the definition of “Applicable Unused Line Fee Percentage” to read as follows:

“Applicable Unused Line Fee Percentage” means, as of any date of determination, the applicable percentage set forth in Table A below that corresponds to the Average Revolver Usage of Borrowers for the most recently completed calendar month as determined by Agent in its Permitted Discretion:

TABLE A
Level	Average Revolver Usage	Applicable Unused Line Fee Percentage
I	> 50% of the Maximum Revolver Amount	0.375 percentage points
II	< 50% of the Maximum Revolver Amount	0.50 percentage points

(5) to amend and restate the definition of “Canadian Base Rate” to read as follows:

“Canadian Base Rate” means, for any day, a rate per annum equal to the greater of (a) the CDOR Rate existing on such day (which rate shall be calculated based upon an Interest Period of 1 month), plus 1 percentage point, and (b) the “prime rate” for Canadian Dollar commercial loans made in Canada as reported by Thomson Reuters under Reuters Instrument Code <CAPRIME=> on the “CA Prime Rate (Domestic Interest Rate) – Composite Display” page to the extent such page is available (or any successor page or such other commercially available service or source (including the Canadian Dollar “prime rate” announced by a Schedule I bank under the Bank Act (Canada)) as the Agent may designate from time to time and, if any such reported rate is below 0.75 percentage points, then the rate determined pursuant to this clause (b) shall be deemed to be 0.75 percentage points. Each determination of the Canadian Base Rate shall be made by Agent and shall be conclusive in the absence of manifest error.

(6) to amend the definition of “Canadian Borrowing Base” to (i) amend and restate the lead-in to read: “means, as of any date of determination and subject to the sentence following clause (f) at the end of this definition, the result of:” and (ii) add the following sentence at the end of such definition after clause (f):

Notwithstanding the foregoing, in no event shall the sum of clauses (b), (c), (d), and (e) set forth in this definition, when added to the sum of clauses (b), (c), (d), and (e) set forth in the definition of “US Borrowing Base” be greater than the then effective Inventory Cap.

(7) to amend and restate the definition of “Cash Dominion Event” to read as follows:

“Cash Dominion Event” means the occurrence of any of the following: (A) the occurrence and continuance of any Event of Default, or (B) Excess Availability is less than the greater of (i) 10.0% of the Line Cap and (ii) $25,000,000 at any time.

(8) to amend and restate the definition of “Cash Dominion Period” to read as follows:

“Cash Dominion Period” means the period commencing after the occurrence of a Cash Dominion Event and continuing until the date when (a) no Event of Default shall exist and be continuing, and (b) Excess Availability exceeds the greater of (i) 10.0% of the Line Cap and (ii) $25,000,000, in any event, for at least 30 consecutive days.

(9) to amend and restate the lead-in and clause (a) of the definition of “Change in Control” to read as follows:

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Holders (collectively a “Control Group”) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided that after giving effect to the conversion of the Secured Notes (and Refinancing Secured Notes) held by such Control Group into common Equity Interests of the Parent in accordance with the terms of the Secured Notes Documents as in effect on the Second Amendment Effective Date, such Control Group, subject to the Parent’s delivery of an updated Beneficial Ownership Certification and other information or documentation requested pursuant to the Beneficial Ownership Regulation in accordance with Section 5.10, may be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire pursuant to any option right), directly or indirectly, of 35% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right),

(10) to amend and restate the definition of “CDOR Rate” to read as follows:

“CDOR Rate” means the average rate per annum as reported on the Reuters Screen CDOR Page (or any successor page or such other page or commercially available service displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as the Agent may designate from time to time, or if no such substitute service is available, the rate quoted by a Schedule I bank under the Bank Act (Canada) selected by the Agent at which such bank is offering to purchase Canadian Dollar bankers’ acceptances) as of 10:00 a.m. Eastern (Toronto) time on the date of commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the CDOR Rate Loan requested (whether as an initial CDOR Rate Loan or as a continuation of a CDOR Rate Loan or as a conversion of a Base Rate Loan to a CDOR Rate Loan) by Borrowers in accordance with this Agreement (and, if any such reported rate is below 0.75 percentage points, then the rate determined pursuant to this clause (b) shall be deemed to be 0.75 percentage points). Each determination of the CDOR Rate shall be made by the Agent and shall be conclusive in the absence of manifest error.

(11) to amend and restated the definition “Covenant Testing Period” to read as follows:

“Covenant Testing Period” means a period (a) commencing on the last day of the fiscal quarter of Parent most recently ended prior to a Covenant Trigger Event for which Borrowers are required to deliver to Agent quarterly or annual financial statements pursuant to Schedule 5.1 to this Agreement, and (b) continuing through and including the first day after such Covenant Trigger Event that Excess Availability has exceeded the greater of (i) 12.5% of the Line Cap and (ii) $31,250,000, in any event, for 60 consecutive days.

(12) to amend and restate the definition of “Covenant Trigger Event” to read as follows:

“Covenant Trigger Event” means if Excess Availability is less than the greater of (i) 12.5% of the Line Cap and (ii) $31,250,000.

(13) to amend and restate the definition of “Increased Reporting Event” to read as follows:

“Increased Reporting Event” means if Excess Availability is less than the greater of (a) 15.0% of the Line Cap and (b) $37,500,000.

(14) to amend and restate the definition of “LIBOR Rate” to read as follows:

“LIBOR Rate” means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below 0.75 percentage points, then the rate for such determination shall be deemed to be 0.75 percentage points). Each determination of the LIBOR Rate shall be made by the Agent and shall be conclusive in the absence of manifest error.

(15) to amend and restate the definition of “Line Cap” to read as follows:

“Line Cap” means, as of any time of determination, the lesser of (a) the Maximum Revolver Amount, and (b) the sum of (i) the lesser of (A) $25,000,000 and (B) the Canadian Borrowing Base, and (ii) the US Borrowing Base.

(16) to amend and restate the definition of “Loan Documents” to read as follows:

“Loan Documents” means this Agreement, the Control Agreements, any Borrowing Base Certificate, the Fee Letter, the Guaranty and Security Agreement, the Intercompany Subordination Agreement, any Issuer Documents, the Letters of Credit, the Loan Manager Side Letter, the Intercreditor Agreement, the Patent Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrowers in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Restricted Subsidiaries and any member of the Lender Group in connection with this Agreement (but specifically excluding Bank Product Agreements).

(17) to amend and restate the definition of “Material Subsidiary” to read as follows:

“Material Subsidiary” means (a) each Borrower, (b) each Restricted Subsidiary of a Loan Party that (i) owns at least 2.50% of the consolidated total assets of the Loan Parties and their Restricted Subsidiaries, (ii) generates at least 2.50% of the consolidated revenues of the Loan Parties and their Restricted Subsidiaries, (iii) is the owner of Equity Interests of any Restricted Subsidiary of a Loan Party that otherwise constitutes a Material Subsidiary, or (iv) any group comprising Restricted Subsidiaries of a Loan Party that each would not have been a Material Subsidiary under clauses (i), (ii), or (iii) but that, taken together, had revenues or total assets in excess of 5.00% of the consolidated revenues or total assets, as applicable, of the Loan Parties and their Restricted Subsidiaries, and (c) each other Subsidiary that has guaranteed or is otherwise liable for any Other Debt.

(18) to amend and restate the definition of “Maturity Date” to read as follows:

“Maturity Date” means March 31, 2021; provided that if on or before March 31, 2021, (a) the Secured Notes are converted to common Equity Interests of the Parent, refinanced or replaced, in each case, as permitted under, and in accordance with, this Agreement (including, without limitation, the definition of Refinancing Secured Notes), or (b) the maturity of the Secured Notes is, or is otherwise extended to, a date on or after August 4, 2025 in accordance with the terms of the Secured Notes Documents as in effect on the Second Amendment Effective Date, then effective as of the date when all of the preceding conditions are satisfied and so long as no Default or Event of Default is outstanding on such date, “Maturity Date” shall mean July 1, 2021; provided, further that if on or before July 1, 2021, (a) (i) the Senior Notes are repaid, refinanced or replaced in their entirety as permitted under, and in accordance with, this Agreement and such Refinancing Senior Notes, if any, mature on or after January 31, 2023, or (ii) the maturity of the Senior Notes is otherwise extended to a date on or after January 31, 2023, and (b) (i) the Secured Notes are converted to common Equity Interests of the Parent, refinanced or replaced, in each case, as permitted under, and in accordance with, this Agreement (including, without limitation, the definition of Refinancing Secured Notes), or (ii) the maturity of the Secured Notes is, or is otherwise extended to, a date on or after August 4, 2025 in accordance with the terms of the Secured Notes Documents as in effect on the Second Amendment Effective Date, then effective as of the date when all of the preceding conditions are satisfied and so long as no Default or Event of Default is outstanding on such date, “Maturity Date” shall mean October 30, 2022.

(19) to amend and restate the definition of “Maximum Revolver Amount” to read as follows:

“Maximum Revolver Amount” means $250,000,000, as the same shall be decreased by the amount of reductions in the US Revolver Commitments and Canadian Revolver Commitments made in accordance with Section 2.3(c) of this Agreement and increased by the amount of any Increase made in accordance with Section 2.13 of this Agreement.

(20) to amend and restate the definition of “Other Debt” to read as follows:

“Other Debt” means, without duplication, the Senior Notes, the Refinancing Senior Notes, the Secured Notes, the Refinancing Secured Notes, the Indebtedness permitted under clause (s) of the definition of Permitted Indebtedness, the Indebtedness permitted under clause (v) of the definition of Permitted Indebtedness, the Indebtedness permitted under clause (w) of the definition of Permitted Indebtedness, and any Refinancing Indebtedness of any of the foregoing regardless of whether such Indebtedness is permitted hereunder.

(21) to amend and restate clause (q) of the definition of “Permitted Disposition” and the proviso immediately following such clause to read as follows:

(q) sales or other dispositions of assets not otherwise permitted in clauses (a) through (p) above, so long as (i) no Default or Event of Default has occurred and is continuing or would immediately result therefrom, (ii) each such sale or disposition is in an arm’s-length transaction and the applicable Loan Party or its Restricted Subsidiary receives at least the fair market value of the assets so disposed, (iii) the consideration received by the applicable Loan Party or its Restricted Subsidiary consists of at least 75% cash and Cash Equivalents and is paid at the time of the closing of such sale or disposition, and (iv) the aggregate amount of the cash and non-cash proceeds received from all assets sold or disposed of pursuant to this clause (q) taken together with all such sales and dispositions completed since the Closing Date, shall not exceed 5.5% of the Tangible Net Assets in the aggregate and calculated at the time of such subject sale or disposition;

provided, that if, as of any time of determination, sales or dispositions (other than in the ordinary course of business) by the Loan Parties to any Person that is not a Loan Party during the period of time from the first day of the month in which such date of determination occurs until such date of determination, either individually or in the aggregate, involve $5,000,000 or more of assets included in any Borrowing Base (based on the fair market value of the assets so disposed) (the “Threshold Amount”), then Borrowers shall have, prior to the consummation of the sale or disposition that causes the assets included in the Borrowing Base that are disposed of during such period to exceed the Threshold Amount, delivered to the Agent an updated Borrowing Base Certificate that reflects the removal of the applicable assets from the applicable Borrowing Base.

(22) to amend and restate clause (s) of the definition of “Permitted Indebtedness” in its entirety to read as follows:

(s) the Secured Notes (and Refinancing Secured Notes incurred in accordance with the definition thereof in respect of such Secured Notes), the aggregate principal amount of which, when combined with the aggregate principal amount of all remaining Senior Notes after giving effect to the Exchange (and any Refinancing Senior Notes in respect thereof), does not exceed $328,144,000 (excluding, however, in the case of (x) the Secured Notes, any additional principal amount thereof resulting from the payment of accrued interest in kind thereon in accordance with the terms of the Secured Notes Documents as in effect on the Second Amendment Effective Date, and (y) Refinancing Secured Notes or Refinancing Senior Notes, any additional principal amount thereof permitted to be incurred pursuant to clause (a) of the definition of “Refinancing Secured Notes” or “Refinancing Senior Notes”, as applicable, in connection with accrued interest, premiums, fees and expenses in respect of the refinanced Indebtedness); provided that (i) if any Lien securing such Indebtedness encumbers ABL Collateral, then such Lien shall rank junior to the Liens encumbering ABL Collateral securing the Obligations; (ii) if any Lien securing such Indebtedness encumbers any other assets, such Lien and such Indebtedness may rank senior to, pari passu with or junior to the Obligations and the Liens, if any, encumbering such other assets securing the Obligations in accordance with clause (v) of the definition of “Permitted Liens”, and in each case under the foregoing clauses (i) and (ii), such Liens and such Indebtedness shall be subject to the Intercreditor Agreement; (iii) the amount permitted pursuant to this clause (s) shall be reduced dollar for dollar by (A) the aggregate principal payments made on the Secured Notes (other than a redemption or repayment thereof that constitutes Refinancing Secured Notes) and (B) the aggregate principal amount of any Secured Notes (and Refinancing Secured Notes) converted to common Equity Interests of the Parent in accordance with the terms of such Secured Notes (as in effect on the Second Amendment Effective Date) or Refinancing Secured Notes, as applicable, on the date such conversion becomes effective; (iv) the scheduled maturity date of such Indebtedness shall not be earlier than 91 days after the Maturity Date in effect at the incurrence of such Indebtedness (and any Refinancing Secured Notes in respect thereof shall, for the avoidance of doubt, have a scheduled maturity date of no earlier than October 30, 2022); (v) such Indebtedness shall not have any amortization or other requirement to purchase, redeem, retire, defease or otherwise make any payment in respect thereof, other than (A) at scheduled maturity thereof, (B) mandatory prepayments which are customary with respect to such type of Indebtedness and that are triggered upon a change in control and sale of all or substantially all assets and certain other asset sales, or (C) the mandatory conversion thereof for common Equity Interests of the Parent in accordance with the Secured Notes Documents as in effect on the Second Amendment Effective Date; (vi) such Indebtedness shall not be recourse to any Person not liable on account of the Obligations; (vii) such Indebtedness shall be on terms that are reasonable in light of the prevailing circumstances at the time such Indebtedness is incurred (as determined in good faith by the board of directors of the Parent); provided that the terms of the Secured Notes that were disclosed by the Parent to the Agent and the Required Lenders in the draft exchange offering documentation on July 20, 2020 shall be deemed reasonable for purposes of this clause (vii) so long as such terms are not amended or otherwise modified prior to the Second Amendment Effective Date; (viii) such Indebtedness shall be in the form of high yield notes and not “term b” loans or institutional term loans; and (ix) the agreements and instruments governing such Indebtedness shall not contain (A) any financial maintenance covenant, (B) any affirmative or negative covenants that are, taken as a whole, materially more restrictive than those set forth in the Credit Agreement; provided that the inclusion of any financial covenant that is customary with respect to such type of Indebtedness and that is not found in the Credit Agreement shall not be deemed to be more restrictive for purposes of this clause (B); provided, further, that the terms of the affirmative and negative covenants that were disclosed by the Parent to the Agent and the Required Lenders in the draft exchange offering documentation on July 20, 2020 (including such covenants relating to the obligation to secure such Indebtedness with a Lien on Real Property) shall not be deemed to be more restrictive for purposes of this clause (B) so long as such terms are not amended or otherwise modified prior to the Second Amendment Effective Date, (C) any restrictions on the ability of Parent or any Subsidiary of the Parent to guarantee the Obligations; provided that a requirement that any such Subsidiary also guarantee such Indebtedness shall not be deemed to be a violation of this clause (C), (D) any restrictions on the ability of Parent or any Restricted

Subsidiary to pledge Collateral as collateral security for the Obligations, except as set forth in the Intercreditor Agreement, or (E) any restrictions on the ability of Parent or any Restricted Subsidiary to incur Indebtedness under the Credit Agreement or any other Loan Document other than a restriction as to the outstanding principal amount of such Indebtedness in excess of the aggregate Maximum Revolver Amount then in effect on the initial issuance date of such Indebtedness;

(23) to amend and restate the definition of “Permitted Holder” in its entirety to read as follows:

“Permitted Holder” means (a) SCF-V, L.P., SCF-VI, L.P., SCF-VII, L.P., SCF 2012A, L.P. and SCF 2012B, L.P. and (ii) any other investment fund or vehicle managed or controlled by any of the foregoing and in each case their respective controlling Affiliates.

(24) to amend and restate clause (u) of the definition of “Permitted Indebtedness” in its entirety to read as follows:

(u) the outstanding Senior Notes as of the Second Amendment Effective Date (after giving effect to the Exchange) and any outstanding Refinancing Senior Notes in respect thereof, in each case, in an aggregate maximum principal amount, when combined with the aggregate principal amount of all outstanding Secured Notes (and all outstanding Refinancing Secured Notes in respect thereof) not to exceed $328,144,000 (excluding, however, in the case of (x) the Secured Notes, any additional principal amount thereof resulting from the payment of accrued interest in kind thereon in accordance with the terms of the Secured Notes Documents as in effect on the Second Amendment Effective Date, and (y) Refinancing Secured Notes or Refinancing Senior Notes, any additional principal amount thereof permitted to be incurred pursuant to clause (a) of the definition of “Refinancing Secured Notes” or “Refinancing Senior Notes”, as applicable, in connection with accrued interest, premiums, fees and expenses in respect of the refinanced Indebtedness), as such aggregate amount may be reduced dollar for dollar in connection with the conversion of any Secured Notes and Refinancing Secured Notes to common Equity Interests of the Parent permitted by this Agreement and otherwise in accordance with clause (s) of the definition of “Permitted Indebtedness”.

(25) to amend and restate clause (v) of the definition of “Permitted Liens” in its entirety to read as follows:

(v) Liens on assets of the Parent and Domestic Subsidiaries securing any Indebtedness pursuant to clause (s) of the definition of “Permitted Indebtedness” subject to the restrictions set forth therein, in this Agreement and the Intercreditor Agreement, as applicable; provided that Liens encumbering Real Property shall not be permitted by this clause (v) without the prior written consent of the Agent and the Required Lenders in the case of such Lien arising after the

Second Amendment Effective Date to secure Indebtedness not incurred in connection with the Exchange (it being understood, however, that any Refinancing Secured Notes may be secured by a Lien on Real Property at the time of such refinancing (in accordance with clause (e) of the definition thereof) so long as the Secured Notes (or Refinancing Secured Notes in respect thereof) were secured by Real Property at the time of such refinancing);

(26) to amend and restate the definition of “Sanctioned Entity” to read as follows:

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory , in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

(27) to amend and restate the definition of “Senior Notes” to read as follows:

“Senior Notes” means (a) prior to the consummation of the Exchange, the outstanding (as of the Second Amendment Effective Date) $328,144,000 6.250% Senior Notes due 2021, issued under the Indenture dated as of October 2, 2013 among the Parent, as issuer, certain subsidiaries of the Parent, as guarantors, and Wells Fargo Bank, National Association, as trustee, and (b) after the consummation of the Exchange, such portion, if any, of the outstanding Senior Notes on and after the Second Amendment Effective Date in an aggregate principal amount, when combined with the aggregate principal amount of outstanding Secured Notes (and any outstanding Refinancing Secured Notes in respect thereof) not to exceed $328,144,000 at any time (excluding, however, in the case of (x) the Secured Notes, any additional principal amount thereof resulting from the payment of accrued interest in kind in accordance with the terms of the Secured Notes Documents as in effect on the Second Amendment Effective Date, and (y) in the case of Refinancing Secured Notes, any additional principal amount thereof permitted to be incurred pursuant to clause (a) of the definition of “Refinancing Secured Notes” in connection with accrued interest, premiums, fees and expenses in respect of the refinanced Indebtedness), as such aggregate amount may be reduced dollar for dollar in connection with the conversion of any Secured Notes and Refinancing Secured Notes to common Equity Interests of the Parent permitted by this Agreement and otherwise in accordance with clause (s) of the definition of “Permitted Indebtedness”.

(28) to amend and restate the definition of “US Base Rate” to read as follows:

“US Base Rate” means the greatest of (a) the Federal Funds Rate plus 1⁄2%, (b) the Adjusted LIBOR Rate (which rate shall be calculated based upon a contract period of one month and shall be determined on a daily basis), plus one percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below 0.75 percentage points, then the rate determined pursuant to this clause (d) shall be deemed to be 0.75 percentage points).

(29) to amend the definition of “US Borrowing Base” to (i) amend and restate the lead-in to read: “means, as of any date of determination and subject to the sentence following clause (f) at the end of this definition, the result of:” and (ii) add the following sentence at the end of such definition following clause (f):

Notwithstanding the foregoing, in no event shall the sum of clauses (b), (c), (d), and (e) set forth in this definition, when added to the sum of clauses (b), (c), (d), and (e) set forth in the definition of “Canadian Borrowing Base” be greater than the then effective Inventory Cap.

(30) to amend and restate the definition of “US Guarantors” to read as follows:

“US Guarantors” means the Guarantors that are Domestic Subsidiaries of the Parent provided, however, that, with respect to US Borrowers, recovery from any US Guarantor that is a FSHCO will be limited to 65% of the voting Equity Interests in any CFCs and FSCHOs owned by such US Guarantor unless such greater recovery is available to the holders of any Other Debt pursuant to the guaranty thereof by such FSHCO (and 100% of any other interests in such entity along with all other assets of such FSHCO); provided that, for the avoidance of doubt, with respect to US Borrowers, no direct or indirect Domestic Subsidiary of a Foreign Subsidiary that is a CFC shall be a US Guarantor unless such CFC has guaranteed, or is otherwise liable for, any Other Debt (in accordance with the Secured Notes Documents or otherwise).

(b) Section 2.3 (Payments; Reductions of Commitments; Prepayments) of the Credit Agreement is hereby amended to amend and restate clause (e) to read as follows:

(e) Mandatory Prepayments.

(i) If, at any time, (A) the US Revolver Usage on such date exceeds (B) the lesser of (x) the US Borrowing Base reflected in the US Borrowing Base Certificate most recently delivered by US Borrowers to the Agent, or (y) the Maximum Revolver Amount, minus (C) the Canadian Revolver Usage, in all cases as adjusted for Reserves established by the Agent in accordance with Section 2.1(d), then Borrowers shall immediately prepay the Obligations in accordance with Section 2.3(f) in an aggregate amount equal to the amount of such excess.

(ii) If, at any time, (A) the Canadian Revolver Usage on such date exceeds (B) the lesser of (x) the Canadian Borrowing Base reflected in the Canadian Borrowing Base Certificate most recently delivered by Canadian Borrowers to the Agent (including any excess arising as a result of fluctuations in exchange rates), or (y) $30,000,000, then the Canadian Borrowers shall immediately prepay the Obligations in accordance with Section 2.3(f) in an aggregate amount equal to the amount of such excess.

(iii) If, at any time when there are any Loans outstanding on any Business Day that is on or after the thirtieth (30th) day after the Second Amendment Effective Date, (A) the aggregate Cash Balance in deposit accounts and securities accounts in the United States and Canada exceeds the Cash Balance Sweep Limit described in clause (a) thereof, then the Borrower shall, promptly (and, in any event, no later than the following Business Day) prepay the Loans in an aggregate principal amount equal to such excess, and (B) the aggregate Cash Balance in deposit accounts and securities accounts in all jurisdictions (other than the United States and Canada) exceeds the Cash Balance Sweep Limit described in clause (b) thereof, then the Borrower shall, promptly (and, in any event, no later than four (4) Business Days thereafter) prepay the Loans in an aggregate principal amount to equal to such excess and, if the Dominion Condition (as defined in Section 5.18) has been satisfied, deliver to the Agent a certificate, in form and substance satisfactory to the Agent, certifying the Cash Balance in all such deposit accounts and securities accounts before and after giving effect to the prepayment of the Loans in the amount of such excess.

(c) Section 2.11(d)(ii) (Special Provisions Applicable to Non-Base Rate) of the Credit Agreement is hereby amended to add the following at the beginning of such clause in the place of “In the”:

(ii) Subject to the provisions set forth in Section 2.11(d)(iii) below, in the

(d) Section 2.11(d) (Special Provisions Applicable to Non-Base Rate) of the Credit Agreement is hereby amended to add the following as a new clause (d)(iii):

(iii) Effect of Benchmark Transition Event.

(A) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Agent and the Administrative Borrower may amend this Agreement to replace LIBOR Rate with respect to any applicable currency with one or more Benchmark Replacements, as applicable (it being understood that all Loans denominated in a given currency for which LIBOR Rate is being replaced shall be subject to the same Benchmark Replacement). Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all Lenders and the Administrative Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Agent written notice that such Lenders accept such amendment. No replacement of LIBOR Rate with a Benchmark Replacement pursuant to this Section 2.11(d)(iii) will occur prior to the applicable Benchmark Transition Start Date.

(B) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(C) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Administrative Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or Lenders pursuant to this Section 2.11(d)(iii) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.11(d)(iii).

(D) Benchmark Unavailability Period. Upon Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Administrative Borrower may revoke any request for a LIBOR Borrowing of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Administrative Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the LIBOR Rate will not be used in any determination of the Base Rate.

(e) Section 2.15 (Joint and Several Liability of Canadian Borrowers) of the Credit Agreement is hereby amended to add a new subclause (i) therein as follows:

(i) Notwithstanding anything to the contrary in this Section 2.15, or otherwise in this Agreement or in the other Loan Documents, the parties hereto agree that (A) the obligations of the Canadian Loan Parties as to the Canadian Obligations, on the one hand, and the obligations of the US Loan Parties as to the US Obligations, on the other hand, are several and not joint, and (B) the Canadian Loan Parties shall be liable only with respect to the Canadian Obligations.

(f) Section 3.2 (Conditions Precedent to all Extensions of Credit) is hereby amended to delete the “and” after clause (a), replace the period at the end of clause (b) with “; and” and add as a new clause (c) the following:

(c) As certified in the applicable notice of Borrowing, (i) upon the date of such Borrowing, and (ii) immediately after giving pro forma effect to the making of such Borrowing, the Cash Balance will not exceed each Cash Balance Sweep Limit described in clauses (a) and (b) of the definition thereof.

(g) Section 5.12 (Further Assurances) is hereby amended and restated in its entirety as follows:

5.12 Further Assurances.

(a) Each US Loan Party will, and will cause each of the other US Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfection or to better perfect Agent’s Liens in all of the assets of each of the US Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (other than any assets expressly excluded from the Collateral pursuant to Section 3 of the applicable Guaranty and Security Agreement but subject to clause (c) below), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that the foregoing shall not apply to any Subsidiary of a Loan Party that is a CFC (unless such Subsidiary has guaranteed or is otherwise liable for any Other Debt); provided, further, that the foregoing shall not require any FSHCO to pledge more than 65% of the voting Equity Interests it owns in any CFC or other FSCHO (unless such FSHCO has pledged more than 65% of the voting Equity Interests it owns in any CFC or other FSCHO to secure any Other Debt); provided, however, for the avoidance of doubt, a FSHCO may pledge 100% of the other interests in in any CFC or other FSCHO (and, for the avoidance of doubt, shall pledge whatever other interests it has pledged to secure such Other Debt to secure the Obligations subject to the Intercreditor Agreement). To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time not to exceed 5 Business Days following the request to do so, each US Borrower and each other US Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each US Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the US Guarantors (and any other Person that has guaranteed Other Debt pursuant to the Secured Notes Documents or otherwise) and are secured by substantially all of the assets of the US Loan Parties (and of each other Person that has guaranteed, or is otherwise liable for, Other Debt), including all of the outstanding capital Equity Interests of each US Borrower (other than the Parent) and its Restricted Subsidiaries (and any other Subsidiaries in the case of such Person that has guaranteed, or is otherwise liable for Other Debt pursuant to the Secured Notes Documents or otherwise) (in each case, other than with respect to any assets expressly excluded from the Collateral (as defined in the applicable Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement subject to clause (c) below).

(b) Each Canadian Loan Party will, and will cause each of the other Canadian Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all Additional Documents that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of each of the Canadian Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (other than any assets expressly excluded from the Collateral pursuant to Section 3 of the applicable Guaranty and Security Agreement but subject to clause (c) below), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if any Canadian Borrower or any other Canadian Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time not to exceed 5 Business Days following the request to do so, each Canadian Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Canadian Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Canadian Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Canadian Obligations are guaranteed by the Foreign Subsidiary Guarantors (and any other Foreign Subsidiary that has guaranteed Other Debt pursuant to the Secured Notes Documents or otherwise) and are secured by substantially all of the assets of the Canadian Loan Parties (and of each other Foreign Subsidiary that has guaranteed, or is otherwise liable for, Other Debt), including all of the outstanding capital Equity Interests of each Canadian Borrower (other than the Parent) and its Restricted Subsidiaries (and any other Foreign Subsidiaries in the case of such Foreign Subsidiary that has guaranteed or is otherwise liable for, Other Debt) (in each case, other than with respect to any assets expressly excluded from the Collateral (as defined in the applicable Guaranty and Security Agreement) pursuant to Section 3 of the applicable Guaranty and Security Agreement subject to clause (c) below).

(c) Notwithstanding anything in this Agreement or in any other Loan Document to the contrary (including Section 3 of any applicable Guaranty and Security Agreement), the Loan Parties shall at all times cause the Obligations to be guaranteed and secured by each Person (and by such Person’s assets (other than Real Property unless agreed by all the Lenders in accordance with this Agreement and the Intercreditor Agreement)) to the same extent any Other Debt is guaranteed or secured by such Person (and by such Person’s assets), in each case, subject to the terms and conditions of the Intercreditor Agreement.

(h) Article V (Affirmative Covenants) is hereby amended to add a new Section 5.18 as follows:

5.18 Cash Balance Report. The Administrative Borrower shall, on each Business Day occurring on and after the thirtieth (30th) day following the Second Amendment Effective Date when any Loans are outstanding as of such date of determination, provide the Agent a report setting forth the calculation of the Loan Parties’ aggregate Cash Balance as of the end of the previous Business Day certified by a Financial Officer of the Administrative Borrower (each a “Cash Balance Report”); provided that if at any time the Loan Parties irrevocably agree with the Agent to allow for the Agent’s dominion over the Loan Parties’ Controlled Accounts located in the United States (the “Dominion Condition”), then the Administrative Borrower shall only be required to deliver a Cash Balance Report (a) if Loans are outstanding as of such date, on the third (3rd) Business Day of each week demonstrating the Cash Balance of the Loan Parties in Canadian deposit accounts and securities accounts as of the previous Business Day, and (b) to the extent Loans were outstanding at any time during the previous month, on the third (3rd) Business Day of each month, demonstrating the Cash Balance with respect to the Loan Parties’ deposit accounts and securities accounts in all jurisdictions outside the United States and Canada as of the end of the last Business Day of each week during the previous month.

(i) Section 6.6 of the Credit Agreement (Prepayments and Amendments) is hereby amended and restated to read as follows:

Section 6.6 Prepayments and Amendments. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to,

(a) Except in connection with any Refinancing Indebtedness, any Refinancing Senior Notes, and any Refinancing Secured Notes, in each case, as permitted by Section 6.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or its Restricted Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Hedge Obligations, (C) Permitted Intercompany Advances, (D) other Indebtedness so long as the Payment Conditions are satisfied, or (E) the Secured Notes (or Refinancing Secured Notes in respect thereof) pursuant to an optional conversion thereof into common Equity Interests of the Parent in accordance with the terms of the Secured Notes Documents as in effect on the Second Amendment Effective Date,

(ii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i) (x) any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under clauses (f), (g), (u) or (v) of the definition of Permitted Indebtedness if (A) the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders or (B) such amendment, modification or change is prohibited by the intercreditor or subordination terms applicable to such Indebtedness, or (y) any agreement, instrument, document, indenture or other writing (including the Secured Notes Documents) evidencing the Secured Notes (or Refinancing Secured Notes in respect thereof) and permitted by clause (s) of the definition of “Permitted Indebtedness” if such amendment, modification or change is prohibited by this Agreement (including the definition of Refinancing Secured Notes) or the Intercreditor Agreement, or if such amendment modification or change to the Secured Notes or Refinancing Secured Notes (and the Secured Notes Documents) would further expand the scope of the Real Property required to be subject to a Lien to secure the Secured Notes unless consented to by the Agent and the Required Lenders,

(ii) the Governing Documents of any Loan Party or any of its Restricted Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders, or

(iii) any agreement, instrument, document, or other writing evidencing or concerning Liens permitted under clause (v) of the definition of Permitted Liens if (x) the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders, or (y) such amendment, modification or change is prohibited by the Intercreditor Agreement.

(j) Section 6.17 of the Credit Agreement (Controlled Accounts; Controlled Investments) is hereby amended to add a reference to “(as defined in the Guaranty and Security Agreement)” after each reference to “Collection Account” therein.

(k) Section 8.6 of the Credit Agreement (Events of Default; Default Under Other Agreements) is hereby amended and restated in its entirety as follows:

Section 8.6 Default Under Other Agreements.

(a) If there is a default in or under (i) the Senior Notes (or Refinancing Senior Notes in respect thereof), or (ii) one or more other agreements to which a Loan Party or any of its Restricted Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Restricted Subsidiaries’ Indebtedness involving an aggregate amount of $25,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) is beyond any applicable grace periods therefor and results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Restricted Subsidiary’s obligations thereunder; or

(b) If an “Event of Default” (or analogous concept) has occurred and is continuing under the Secured Notes Documents.

(l) Section 8.9 of the Credit Agreement (Events of Default; Security Documents) is amended and restated in its entirety as follows:

Section 8.9 Security Documents. If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, (except to the extent of Permitted Liens which are non-consensual Permitted Liens or possessory in nature, permitted purchase money Liens or the interests of lessors under Capital Leases) first priority Lien on the Collateral covered thereby, except (a) as a result of a sale or other disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to ABL Collateral the aggregate value of which, for all such ABL Collateral, does not exceed at any time, $2,200,000, (c) with respect to Collateral other than ABL Collateral and other Collateral in which the Secured Notes have a first priority Lien, the aggregate value of which, for all such other Collateral, does not exceed at any time, $25,000,000, (d) as the result of an action or failure to act on the part of Agent, and (e) to the extent such Lien is intended be subordinated to the Permitted Liens under clause (v) of the definition thereof securing the Secured Notes pursuant to, and in accordance with, the Intercreditor Agreement.

(m) Article VIII (Events of Default) of the Credit Agreement is hereby amended to add as a new Section 8.13 the following:

Section 8.13 Intercreditor Agreement. The Intercreditor Agreement shall, for any reason, except to the extent permitted in accordance with the terms hereof or thereof, (i) cease to be in full force and effect, (ii) cease to be valid, binding and enforceable in accordance with its terms against any Borrower, any other Loan Party, or any other party thereto, (iii) shall be repudiated by any party thereto, or (iv) shall cease to establish the relative lien priorities required or purported thereby.

(n) Section 14.1(f) (Amendments and Waivers) of the Credit Agreement shall be amended to delete the “and” in front of clause (ii) therein, replace the period at the end of such section with a comma, and add the following to the end of such section:

and (iii) any amendment contemplated by Section 2.11(d)(iii) of this Agreement in connection with a Benchmark Transition Event or an Early Opt-in Election shall be effective as contemplated by such Section 2.11(d)(iii) hereof.

(o) Paragraph (c) of Schedule 5.1 to the Credit Agreement is hereby amended and restated to read as follows:

(c) consolidated and consolidating financial statements of Parent and its Subsidiaries, audited by PricewaterhouseCoopers LLP or any other independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (i) “going concern” or like qualification or exception (other than with regard to (A) the current maturity of the Obligations or a portion thereof in any opinion delivered for the fiscal year ending immediately before the Maturity Date or (B) the current maturity of the Senior Notes or a portion thereof in any opinion delivered for the fiscal year ending immediately before the final maturity date thereof), (ii) qualification or exception as to the scope of such audit, or (iii) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, in each case, with respect to such Persons, and, if prepared, such accountants’ letter to management solely with respect to the consolidated financial statements of the Parent and its Subsidiaries); provided that for such audited consolidating financial information, the Parent shall provide in reasonable detail, only to the extent required to be included in the footnotes to the audited financial statements, the differences between the audited consolidated financial statements of the Parent and its Subsidiaries, on the one hand, and the information related to each of (i) the Loan Parties, (ii) the Restricted Subsidiaries that are not Loan Parties, and (iii) the Unrestricted Subsidiaries, if any, in each case, on the other hand, in such form acceptable to the Agent,

(p) Schedule C-1 of the Credit Agreement is hereby amended and restated in its entirety in the form attached hereto as Schedule C-1.

(q) The Canadian Guaranty and Security Agreement is hereby amended to amend and restate the definition of “Excluded Equity Interests” therein as follows:

“Excluded Equity Interests” means the Equity Interests owned by any Grantor in a Joint Venture to the extent (but only to the extent) (a) the organizational documents of such Joint Venture (to the extent such Joint Venture is not wholly-owned, directly or indirectly, by the Parent) prohibits the granting of Lien on such Equity Interests or (b) such Equity Interests of such Joint Venture are otherwise pledged as collateral to secure (to the extent permitted by the Credit Agreement) the following (and no other obligations or Indebtedness): (i) obligations to the other holders of the Equity Interests in such Joint Venture (other than a holder that is a

Subsidiary of Parent) or (ii) Indebtedness of such Joint Venture that is non-recourse to any of the Loan Parties or to any of the Loan Parties’ Properties; provided however that, if any of the foregoing conditions cease to be in effect for any reason, then the Equity Interest in such Joint Venture shall cease to be an “Excluded Equity Interest” and shall automatically be subject to the Security Interest granted hereby and to the terms and provisions of this Agreement as “Collateral”; provided further, that any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded Equity Interest shall constitute Collateral unless any property constituting such proceeds are themselves subject to the exclusions set forth above.

(r) The US Guaranty and Security Agreement is hereby amended to amend and restate the definition of “Excluded Equity Interests” therein as follows:

“Excluded Equity Interests” means the Equity Interests owned by any Grantor in a Joint Venture to the extent (but only to the extent) (a) the organizational documents of such Joint Venture (to the extent such Joint Venture is not wholly-owned, directly or indirectly, by the Parent) prohibits the granting of Lien on such Equity Interests or (b) such Equity Interests of such Joint Venture are otherwise pledged as collateral to secure (to the extent permitted by the Credit Agreement) the following (and no other obligations or Indebtedness): (i) obligations to the other holders of the Equity Interests in such Joint Venture (other than a holder that is a Subsidiary of Parent) or (ii) Indebtedness of such Joint Venture that is non-recourse to any of the Loan Parties or to any of the Loan Parties’ Properties; provided however that, if any of the foregoing conditions cease to be in effect for any reason, then the Equity Interest in such Joint Venture shall cease to be an “Excluded Equity Interest” and shall automatically be subject to the Security Interest granted hereby and to the terms and provisions of this Agreement as “Collateral”; provided further, that any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded Equity Interest shall constitute Collateral unless any property constituting such proceeds are themselves subject to the exclusions set forth above.

(s) The US Guaranty and Security Agreement is hereby amended to amend and restate the definition of “Guarantor” therein as follows:

“Guarantor” means each Grantor other than any US Borrower. For the avoidance of doubt, any Excluded Subsidiary (US) is not a “Guarantor” under this Agreement, and any FSHCO can be a “Guarantor” under this Agreement provided that any recovery from such FSHCO pursuant to its obligations under this Agreement shall be limited to 65% of the voting Equity Interests in any CFCs and any other FSHCOs owned by such FSHCO (unless such greater recovery is available or granted to the holders of any Other Debt pursuant to the Secured Notes Documents or otherwise).

(t) The US Guaranty and Security Agreement is hereby amended to amend and restate clause (i) of the definition of “Excluded Collateral” in Section 3 thereof as follows:

(i) voting Equity Interests of any CFC or FSHCO, solely to the extent that such Equity Interests represent more than 65% of the outstanding voting Equity Interests of such CFC or FSHCO; provided that such excess shall not be Excluded Collateral to the extent any such excess voting Equity Interests of such CFC or FSHCO secure any Other Debt in accordance with the Secured Notes Documents or otherwise,

Section 4. Representations and Warranties. Each Loan Party hereby represents and warrants that:

(a) after giving effect to this Agreement, the representations and warranties of the Loan Parties and their Restricted Subsidiaries contained in the Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on the Effective Date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b) no Default or Event of Default has occurred and is continuing;

(c) the execution, delivery and performance of this Agreement by such Loan Party are within its corporate or limited liability company power and authority, as applicable, and have been duly authorized by all necessary corporate or limited liability company action, as applicable;

(d) this Agreement constitutes the legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and general principles of equity whether applied by a court of law or equity; and

(e) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement, other than consents, licenses, approvals or other actions that have been obtained and are in full force and effect and immaterial consents, licenses, approvals or other actions the failure to obtain which could not reasonably be expected to be adverse to the interests of any member of the Lender Group.

Section 5. Conditions to Effectiveness. This Agreement shall become effective and enforceable against the parties hereto as of the date on which the satisfaction of the following conditions precedent occurs (the “Effective Date”):

(a) The Agent shall have received this Agreement executed by duly authorized officers of the Parent, Forum Canada, the other Borrowers, the Guarantors, the Agent, and all of the Lenders.

(b) The Exchange shall have been consummated; provided that, (i) the terms of such Exchange and the Secured Notes issued thereunder shall not violate (A) the Intercreditor Agreement, (B) clause (s) of the definition of “Permitted Indebtedness” (as amended hereby) or (C) clause (v) of the definition of “Permitted Liens” (as amended hereby), and (ii) the “Notes Security Documents” (as defined in the Intercreditor Agreement) shall be in form and substance substantially similar to the Guarantee and Security Agreement and each other analogous Loan Document (other than with respect to documents governing Liens on Real Property) that creates or purports to create a Lien in the Collateral in favor of the Notes Representative (as defined in the Intercreditor Agreement), with any changes necessary to reflect the nature of the underlying obligations reflected by the Secured Notes.

(c) Substantially simultaneously with the Effective Date, the Agent shall have received (i) true copies (certified as such by the Parent) of the Secured Notes Documents and all amendments, supplements or other modifications thereto, and (ii) a certification from the Parent that the Exchange has been consummated.

(d) The Agent shall have received a fully executed Intercreditor Agreement, in form and substance reasonably satisfactory to the Agent, dated as of the Effective Date, from the Loan Parties and the collateral agent for the Secured Notes (the “Intercreditor Agreement”).

(e) Each Borrower shall have delivered to the Agent and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it (or a certification that such Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations), in each case, at least five (5) Business Days prior to the Effective Date.

(f) The Borrowers shall have paid all fees and expenses owed to the Agent, the Lenders and Agents’ outside legal counsel, to the extent required to be paid or reimbursed under the terms of the Loan Documents, pursuant to invoices presented for payment at least one Business Day prior to the Effective Date.

(g) The Agent shall have received all such other security and collateral documents and instruments as it shall have requested in connection with the transactions contemplated by the issuance of the Secured Notes and its entry into the Intercreditor Agreement.

(h) The Agent shall have received opinions, dated as of the Effective Date, of the Loan Parties’ counsel (including local counsels) in form and substance reasonably satisfactory to the Agent.

(i) The Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s board of directors authorizing its execution, delivery, and performance of the Loan Documents (as amended hereby) to which it is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party.

(j) The Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Effective Date, which Governing Documents shall be (i) certified by the Secretary of such Loan Party, and (ii) with respect to Governing Documents that are charter documents, certified as of a recent date by the appropriate governmental official.

(k) The Agent shall have received a certificate of status with respect to each Loan Party, dated within 10 days of the Effective Date (or such other date as permitted by the Agent in its sole discretion), such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction.

(l) To the extent available to be delivered on or before the Effective Date, the Agent shall have received certificates of status with respect to each Loan Party, each certified as of a recent date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions.

(m) The Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6 of the Credit Agreement, the form and substance of which shall be reasonably satisfactory to Agent.

(n) After giving effect to the Exchange and the transactions contemplated hereby and thereby on the Effective Date, the Borrowers shall demonstrate that the sum of (i) all cash on deposit in the Loan Parties’ deposit accounts and securities accounts in the United States (excluding cash in Excluded Accounts), and (ii) Excess Availability is equal to or greater than $90,000,000.

(o) The representations and warranties in Section 4 hereof shall be true and correct in all respects.

Notwithstanding the foregoing, this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived in accordance with the Credit Agreement) at or prior to 5:00 p.m., New York, New York time, on September 22, 2020 (and, in the event such conditions are not so satisfied or waived, this Agreement shall terminate automatically without further action by, or notice to, any Person); provided that if the Parent elects to terminate the Exchange before either (i) the foregoing conditions are satisfied (or waived), or (ii) September 22, 2020, the Parent shall notify the Agent in writing promptly of such election, and upon receipt of such notice by the Agent, this Agreement shall terminate automatically without further action by the Agent or any of the Lenders.

Section 6. Acknowledgments and Agreements.

(a) Each Loan Party acknowledges that on the date hereof all outstanding Obligations are payable in accordance with their terms and each Loan Party waives any defense, offset, counterclaim or recoupment (other than a defense of payment or performance) with respect thereto.

(b) Each Loan Party, the Agent, the Issuing Banks, the Swing Line Lenders and each Lender party hereto does hereby adopt, ratify, and confirm the Credit Agreement, as amended hereby (the “Amended Credit Agreement”), and acknowledges and agrees that the Amended Credit Agreement is and remains in full force and effect, and acknowledge and agree that their respective liabilities and obligations under the Amended Credit Agreement, each Guaranty and Security Agreement, and the other Loan Documents, are not impaired in any respect by this Agreement.

(c) Nothing herein shall constitute a waiver or relinquishment of (i) any Default or Event of Default under any of the Loan Documents, (ii) any of the agreements, terms or conditions contained in any of the Loan Documents, (iii) any rights or remedies of the Agent or any Lender with respect to the Loan Documents, or (iv) the rights of the Agent, any Issuing Bank, any Swing Line Lender or any Lender to collect the full amounts owing to them under the Loan Documents.

(d) From and after the Effective Date, all references to the Credit Agreement and the Loan Documents shall mean the Credit Agreement and such Loan Documents, as amended by this Agreement. This Agreement is a Loan Document for the purposes of the provisions of the other Loan Documents.

(e) The Borrowers hereby irrevocably elect, pursuant to Section 2.3(c) of the Credit Agreement, to reduce the US Revolver Commitments to $250,000,000 and the Canadian Revolver Commitments to $25,000,000 as set forth on Schedule C-1 hereto permanently. The parties hereto agree that this Section 6(e) shall constitute the required advance written notice of the election to reduce such US Revolver Commitments and Canadian Revolver Commitments in accordance with Section 2.3(c) of the Credit Agreement.

Section 7. Reaffirmation of Guaranty and Security Agreements. Each Loan Party (a) reaffirms the terms of and its obligations (and the security interests granted by it) under each Guaranty and Security Agreement to which it is a party, and agrees that each such Guaranty and Security Agreement will continue in full force and effect to secure the Obligations as the same may be amended, supplemented, or otherwise modified from time to time, (b) acknowledges, represents, warrants and agrees that the liens and security interests granted by it pursuant to the Guaranty and Security Agreement are valid, enforceable and subsisting and create a security interest to secure the Obligations, and (c) confirms, acknowledges and agrees that such Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, of all of the Obligations, as such Obligations may have been amended by this Agreement, and its execution and delivery of this Agreement does not indicate or establish an approval or consent requirement by such Guarantor under the Guaranty and Security Agreement, in connection with the execution and delivery of amendments, consents or waivers to the Credit Agreement or any of the other Credit Documents.

Section 8. Intercreditor Agreement. Each of the Lenders hereby agrees to be bound by the terms of the Intercreditor Agreement as if such Lender was a signatory thereto. Each Lender hereby (i) acknowledges that Wells Fargo Bank, National Association will be acting under the Intercreditor Agreement as the Agent and that Wells Fargo Bank, National Association is or may be a Lender hereunder and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against the Agent any claims, cause of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender hereby authorizes and directs the Agent to enter into the Intercreditor Agreement on behalf of such Lender, with such changes as may be reasonably acceptable to the Agent in its sole discretion, and agrees that the Agent, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.

Section 9. Counterparts. This Agreement may be signed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which, taken together, constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by e-mail “PDF” copy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.

Section 11. Invalidity. In the event that any one or more of the provisions contained in this Agreement shall be held invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 12. Governing Law. This Agreement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such state without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

Section 13. Entire Agreement. THIS AGREEMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT, THE CREDIT AGREEMENT AS AMENDED BY THIS AGREEMENT, AND THE OTHER CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN EXECUTING THIS AGREEMENT, EACH PARTY HERETO HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWERS:

FORUM ENERGY TECHNOLOGIES, INC.

By:	/s/ D. Lyle Williams, Jr.
Name: D. Lyle Williams, Jr.
Title: Executive Vice President and Chief Financial Officer

FORUM CANADA ULC

By:	/s/ John McElroy
Name: John McElroy
Title: President

GT COILED TUBING OF CANADA ULC

By:	/s/ Neal Lux
Name: Neal Lux
Title: President

GUARANTORS:

FET HOLDINGS, LLC
FORUM ENERGY SERVICES, INC.
FORUM GLOBAL HOLDINGS, LLC
FORUM GLOBAL TUBING LLC
FORUM GLOBAL TUBING LP
FORUM INTERNATIONAL HOLDINGS, INC.
FORUM US, INC.

By:	/s/ John McElroy
Name: John McElroy
Title: President

[SIGNATURE PAGE TO FORUM AMENDMENT NO. 2]

GLOBAL TUBING LLC

By:	/s/ Neal Lux
Name: Neal Lux
Title: President

Z EXPLORATIONS, INC.

By:	/s/ Steve Pounds
Name: Steve Pounds
Title: President

GLOBAL FLOW TECHNOLOGIES, INC.
Z RESOURCES, INC.
ZY-TECH GLOBAL INDUSTRIES, INC.

By:	/s/ Steve Pounds
Name: Steve Pounds
Title: President

PRO-TECH VALVE SALES, INC.

By:	/s/ Wayne Fetaz
Name: Wayne Fetaz
Title: Director

HOUSTON GLOBAL HEAT TRANSFER LLC

By:	/s/ John McElroy
Name: John McElroy
Title: President

GLOBAL HEAT TRANSFER ULC

By:	/s/ John McElroy
Name: John McElroy
Title: President

[SIGNATURE PAGE TO FORUM AMENDMENT NO. 2]

AGENTS/LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, Issuing Bank and a Lender

By:	/s/ M. Galouk Jr.
Name: M. Galouk, Jr.
Title: Vice President

[SIGNATURE PAGE TO FORUM AMENDMENT NO. 2]

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Lender and Issuing Bank

By:	/s/ David G. Phillips
Name: David G. Phillips
Title: Senior Vice President

[SIGNATURE PAGE TO FORUM AMENDMENT NO. 2]

JPMORGAN CHASE BANK, N.A., as a Lender and Issuing Bank

By:	/s/ Jorge Diaz Granados
Name: Jorge Diaz Granados
Title: Authorized Officer

[SIGNATURE PAGE TO FORUM AMENDMENT NO. 2]

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as a Lender and Issuing Bank

By:	/s/ A. Marchetti
Name: Auggie Marchetti
Title: Authorized Officer

[SIGNATURE PAGE TO FORUM AMENDMENT NO. 2]

CITIBANK, N.A., as a Lender

By:	/s/ Brendan Mackay
Name: Brendan Mackay
Title: Vice President

[SIGNATURE PAGE TO FORUM AMENDMENT NO. 2]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Ajay Jagsi
Name: Ajay Jagsi
Title: Vice President

[SIGNATURE PAGE TO FORUM AMENDMENT NO. 2]

BANK OF AMERICA, N.A. CANADA BRANCH, as a Lender

By:	/s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President

[SIGNATURE PAGE TO FORUM AMENDMENT NO. 2]

HSBC BANK USA, N.A., as a Lender

By:	/s/ Temesgen Haile
Name: Temesgen Haile
Title: Vice President

[SIGNATURE PAGE TO FORUM AMENDMENT NO. 2]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Jennifer Culbert
Name: Jennifer Culbert
Title: Vice President

By:	/s/ Philip Tancorra
Name: Philip Tancorra
Title: Vice President

[SIGNATURE PAGE TO FORUM AMENDMENT NO. 2]

DEUTSCHE BANK AG, CANADA BRANCH, as a Lender

By:	/s/ David Gynn
Name: David Gynn
Title: Chief Country Officer

By:	/s/ J. Bak
Name: Jon Bak
Title: Assistant Vice President

[SIGNATURE PAGE TO FORUM AMENDMENT NO. 2]

ZIONS BANCORPORATION, N.A. DBA AMEGY BANK, as a Lender

By:	/s/ Brad Ellis
Name: Brad Ellis
Title: Senior Vice President

[SIGNATURE PAGE TO FORUM AMENDMENT NO. 2]

SCHEDULE C-1

COMMITMENTS

Revolving Lenders	US Revolver Commitment	Canadian Revolver Commitment
Wells Fargo Bank, National Association	$62,500,000	$0
Wells Fargo Capital Finance Corporation Canada	$0	$7,500,000
JPMorgan Chase Bank, N.A.	$41,666,666.66	$0
JPMorgan Chase Bank, N.A., Toronto Branch	$0	$4,166,666.66
Citibank, N.A.	$41,666,666.66	$4,166,666.66
Bank of America, N.A.	$41,666,666.67	$0
Bank of America, N.A. Canada Branch	$0	$4,166,666.67
HSBC BANK USA, N.A.	$29,166,667	$2,916,667
Deutsche Bank AG New York Branch	$20,833,333	$0
Deutsche Bank AG, Canada Branch	$0	$2,083,333
Zions Bancorporation, N.A. DBA Amegy Bank	$12,500,000	$0
Total:	$250,000,000	$25,000,000